UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under § 240.14a-12

ALKAMI TECHNOLOGY, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 17, 2023

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Alkami Technology, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Wednesday, May 17, 2023 at 9:00 a.m., Central Time as a virtual-only meeting. Stockholders will be able to attend the Annual Meeting online and vote your shares of our common stock and submit your questions during the Annual Meeting by registering, in advance, at www.proxydocs.com/ALKT, where you will be asked to enter the control number provided to you on your Notice of Internet Availability of Proxy Materials, proxy card or on the instructions that accompanied your proxy materials. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting. You must complete your registration in advance of 5:00 p.m. Eastern Time on May 16, 2023 in order to be able to attend the Annual Meeting.

The Annual Meeting will be held for the following purposes:

1.To elect the four nominees for director named herein to serve as Class II directors to hold office until the 2026 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.
2.To ratify the appointment by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023.
3.To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 20, 2023. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment of the Annual Meeting. A complete list of such stockholders will be open to the examination of any stockholder for a period of ten days prior to the Annual Meeting for a purpose germane to the Annual Meeting at the Company’s offices at 5601 Granite Pkwy #120, Plano, TX 75024. The list of these stockholders will also be available to view during the Annual Meeting for stockholders that attend the meeting. The information required to access such list will be made available to each stockholder who registers to attend the meeting by following the instructions set forth above. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholders’ Meeting to Be Held on May 17, 2023
at 9:00 a.m., Central Time via the Internet.

The proxy statement and annual report to stockholders are available electronically at www.proxydocs.com/ALKT.

By Order of the Board of Directors

Alex Shootman
Chief Executive Officer and President

Plano, Texas
March 29, 2023

It is important that your shares be represented regardless of the number of shares you may hold. Whether or not you plan to attend the Annual Meeting online, we urge you to submit a proxy to vote your shares over the Internet or by telephone by following the instructions on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied your proxy materials. Submitting your proxy now will not prevent you from attending the Annual Meeting and voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. Please note, however, that if your shares are held through a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

ALKAMI TECHNOLOGY, INC.
5601 Granite Pkwy #120
Plano, TX 75024

PROXY STATEMENT FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Alkami Technology, Inc. (sometimes referred to as the “Company,” “Alkami,” “we,” “us” or “our”) of proxies to be voted at the Company’s Annual Meeting of Stockholders to be held on Wednesday, May 17, 2023 (the “Annual Meeting”), at 9:00 a.m., Central Time, and at any continuation, postponement, or adjournment of the Annual Meeting. The Annual Meeting will be a completely virtual meeting and will be conducted via an audio webcast at www.proxydocs.com/ALKT. Stockholders will be able to attend the Annual Meeting online and vote your shares of our common stock and submit your questions during the Annual Meeting by registering, in advance, at www.proxydocs.com/ALKT, where you will be asked to enter the control number provided to you on your Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), proxy card or on the instructions that accompanied your proxy materials. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting. You must complete your registration in advance of 5:00 p.m., Eastern Time on May 16, 2023 in order to be able to attend the Annual Meeting.

Holders of record of outstanding shares of our common stock, $0.001 par value per share (“Common Stock”), as of the close of business on March 20, 2023 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement, or adjournment of the Annual Meeting, and will vote together as a single class on all matters presented at the Annual Meeting. As of the Record Date, there were 92,849,511 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting. The Company has no other class of securities outstanding.

At the Annual Meeting, our stockholders will be asked:
•To elect the four nominees for director named herein to serve as Class II directors to hold office until the 2026 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified; and
•To ratify the appointment, by the Audit Committee of the Board (the “Audit Committee”), of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023.

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment. We first made this proxy statement, proxy card and other proxy materials available to stockholders on or about April 5, 2023.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

How are proxy materials being made available?

We use the Internet as the primary means of furnishing proxy materials to stockholders. Unless stockholders have requested otherwise, we are sending a Notice of Internet Availability on or about March 29, 2023 to our stockholders with instructions on how to access the proxy materials online at www.proxydocs.com/ALKT.

Stockholders may follow the instructions in the Notice of Internet Availability to elect to receive future proxy materials in print by mail or electronically by email. We encourage stockholders to take advantage of the availability of the proxy materials online to help reduce the environmental impact of our annual meetings and reduce our printing and mailing costs.

Copies of this proxy statement and our annual report to stockholders are also available at investors.alkami.com.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Wednesday, May 17, 2023 at 9:00 a.m., Central Time virtually at www.proxydocs.com/ALKT. There will be no physical meeting location. The meeting will only be conducted via an audio webcast. Stockholders will be able to attend the Annual Meeting online and vote your shares of Common Stock and submit your questions during the Annual Meeting by registering, in advance, at www.proxydocs.com/ALKT, where you will be asked to enter the control number provided to you on your Notice of Internet Availability, proxy card or on the instructions that accompanied your proxy materials. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting. You must complete your registration in advance of 5:00 p.m., Eastern Time on May 16, 2023 in order to be able to attend the Annual Meeting.

Information on how to vote virtually at the Annual Meeting is below.

Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 20, 2023 will be entitled to vote at the Annual Meeting. On this record date, there were 92,849,511 shares of Common Stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name
If on March 20, 2023 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), then you are a stockholder of record. As a stockholder of record, you may vote at the virtual Annual Meeting or vote by proxy. Whether or not you plan to attend the virtual Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If on March 20, 2023 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and our proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the virtual meeting unless you request and obtain a valid proxy from your broker, bank or other nominee. Once you have obtained a legal proxy from your broker, bank or other nominee, you must register to attend the Annual Meeting as noted above, and, during this registration, you will be instructed to email your legal proxy in order to vote to: DSMSupport@mediantonline.com.

What am I voting on?
There are two matters scheduled for a vote:
•Election of four Class II directors to hold office until the 2026 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified; and
•Ratification of the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

What if another matter is properly brought before the Annual Meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy card to vote on those matters in accordance with their best judgment.

How do I vote?
For each nominee to the Board, you may either vote “For” such nominee or you may “Withhold” your vote for such nominee. For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the Annual Meeting, vote by proxy over the telephone, vote by proxy via the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual Annual Meeting and vote even if you have already voted by proxy.
•To vote during the virtual Annual Meeting you must register in advance to attend the Annual Meeting. Please refer to “How do I attend the Annual Meeting?” and “Who can vote at the Annual Meeting?” for additional information.
•If you requested a proxy card by mail, you may vote using the proxy card before the Annual Meeting by simply completing, signing and dating the proxy card that was delivered and returning it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•To vote over the telephone before the Annual Meeting, dial toll-free 1-866-291-7285 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice of Internet Availability, proxy card or the instructions that accompanied your proxy materials. Your telephone vote must be received by 9:00 a.m., Central Time on May 17, 2023 to be counted.
•To vote via the Internet before the Annual Meeting, go to www.proxypush.com/ALKT to complete an electronic proxy card. You will be asked to provide the control number from the Notice of Internet Availability, proxy card or the instructions that accompanied your proxy materials. Your Internet vote must be received by 9:00 a.m., Central Time on May 17, 2023 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee
If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, you should follow the voting instructions provided to you by such broker, bank, or other nominee to ensure that your vote is counted. To vote at the virtual Annual Meeting, you must register in advance to attend the Annual Meeting and obtain a valid proxy from your broker, bank or other nominee. Please refer to “How do I attend the Annual Meeting?” and “Who can vote at the Annual Meeting?” above for additional information.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of Common Stock you own as of March 20, 2023.

What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, via the Internet or at the virtual Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee
If you are a beneficial owner and do not instruct your broker, bank, or other nominee how to vote your shares, they will only be permitted to vote your shares on “routine” matters. Brokers, banks and other nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Proposal 2, the ratification of the appointment of our independent registered public accounting firm, is a “routine” matter, thus your broker, bank or other nominee is permitted to vote your shares even in the absence of your instruction. Proposal 1, the election of directors, is a “non-routine” matter. Accordingly, your broker, bank or other nominee may not vote your shares on Proposal 1 without your instructions.

If your broker, bank or other nominee votes “uninstructed” shares on Proposal 2, but does not vote on Proposal 1, a broker non-vote will occur with respect to such shares not voted on Proposal 1.

What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed by applicable stock exchange rules to be “non-routine,” the broker, bank or other nominee cannot vote the shares. If your broker, bank or other nominee votes “uninstructed” shares on Proposal 2, but does not vote on Proposal 1, a broker non-vote will occur with respect to such shares not voted on Proposal 1.

What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each nominee for director and “For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, by e-mail or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.

We may also reimburse brokerage firms, banks and other nominees for the cost of forwarding proxy materials to beneficial owners.

Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or via the Internet.
•You may send a timely written notice that you are revoking your proxy to Alkami’s Corporate Secretary at 5601 Granite Pkwy #120, Plano, TX 75024 prior to the Annual Meeting.
•You may attend the virtual Annual Meeting and vote by following the instructions described above. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee
If your shares are held by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your vote.

How do I attend the Annual Meeting?
The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m., Central Time on May 17, 2023. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for our stockholders to log in and test their devices’ audio systems. We encourage our stockholders to access the Annual Meeting in advance of the designated start time.

To attend the Annual Meeting, stockholders will need to register at www.proxydocs.com/ALKT using the control number that appears on your Notice of Internet Availability, proxy card and follow the instructions that are emailed to you.

Can I submit questions in advance or during the Annual Meeting?
Stockholders may submit questions in writing in advance or during the Annual Meeting at the following website: www.proxydocs.com/ALKT. Stockholders will use their control number that is included on their Notice of Internet Availability, proxy card or the instructions that accompanied the proxy materials. As part of the Annual Meeting, we will hold a live Q&A session, during which we will answer questions pertinent to the Company and the meeting matters, as time permits.

When are stockholder proposals and director nominations due for next year’s annual meeting?
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2024 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), must submit the proposal to our Corporate Secretary at our offices at 5601 Granite Pkwy #120, Plano, TX 75024 in writing not later than November 30, 2023.

Stockholders intending to present a proposal at the 2024 annual meeting of stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Amended and Restated Bylaws. Our Amended and Restated Bylaws require, among other things, that our Corporate Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2024 annual meeting of stockholders no earlier than January 18, 2024 and no later than February 17, 2024. The notice must contain the information required by the Amended and Restated Bylaws, a copy of which is available upon request to our

Corporate Secretary. In the event that the date of the 2024 annual meeting of stockholders is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be received not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Company. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

In addition to satisfying the requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 18, 2024.

In connection with our solicitation of proxies for our 2024 annual meeting of stockholders, we intend to file a proxy statement and WHITE proxy card with the SEC. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, (a) for Proposal 1, to elect directors, votes “For,” “Withhold” and broker non-votes, and (b) with respect to Proposal 2 and any other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Since Proposal 2 is a “routine” matter, we do not expect any broker non-votes with respect to Proposal 2.

How many votes are needed to approve each proposal?
With respect to Proposal 1, the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Accordingly, the nominees receiving the highest number of “For” votes will be elected. Abstentions and broker non-votes will have no effect on Proposal 1.

With respect to Proposal 2, the affirmative vote of the majority of votes cast affirmatively or negatively (excluding abstentions and broker non-votes) is required for approval. Since Proposal 2 is a “routine” matter, we do not expect any broker non-votes with respect to Proposal 2. Abstentions and broker non-votes, if any, will have no effect on Proposal 2.

How does the Board recommend that I vote?
Our Board recommends that you vote “For” the election of each of the nominees for director in Proposal 1 and “For” Proposal 2, as further described in this proxy statement.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. The holders of a majority in voting power of our Common Stock issued and outstanding and entitled to vote, present virtually or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the virtual Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the meeting or a majority in voting power of the stockholders entitled to vote at the meeting, present virtually or represented by proxy, may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Our Board presently has 9 members and 9 authorized Board seats. There are four directors in Class II whose term of office expires at the Annual Meeting: Charles Kane, Raphael Osnoss, Alex Shootman and Brian R. Smith, each of whom is a nominee for director and who has served on our Board since October 2019, December 2017, November 2021 and September 2011, respectively. The current Class III directors, whose terms will expire at the 2024 annual meeting of stockholders, are Steve Mitchell and Barbara

Yastine; and the current Class I directors, whose terms will expire at the 2025 annual meeting of stockholders, are Maria Alvarez, Todd Clark and Gary Nelson. If elected at the Annual Meeting, each of the Class II nominees would serve until the 2026 annual meeting of stockholders and until his successor has been duly elected and qualified, or, if sooner, until each such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes cast. Accordingly, the four nominees receiving the highest number of “For” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. Proxies cannot be voted for a greater number of persons than the nominees named. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Company. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Set forth below is certain biographical information for each nominee and each director whose term will continue after the Annual Meeting.

Name	Age	Director Class	Independent	Audit Committee	Compensation Committee	Information Systems Audit Committee	Nominating & Corporate Governance Committee
Charles Kane	65	Class II	✓	Chair
Raphael Osnoss	36	Class II	✓		Chair		✓
Alex Shootman	57	Class II
Brian R. Smith	57	Class II	✓		✓		Chair
Steven Mitchell	53	Class III	✓				✓
Barbara Yastine	63	Class III	✓	✓
Maria Alvarez	58	Class I	✓			✓
Todd Clark	56	Class I	✓			Chair
Gary Nelson	66	Class I	✓	✓	✓	✓

NOMINEES FOR ELECTION TO CLASS II

Charles “Chuck” Kane has served on our Board since October 2019. Mr. Kane is an adjunct professor of International Finance at the MIT Sloan Graduate Business School of Management at the Massachusetts Institute of Technology, a position he has held since 2006. Since November 2006, Mr. Kane has also been a Director and Strategic Advisor of One Laptop Per Child, a non-profit organization that provides computing and Internet access for students in the developing world, for whom he served as President and Chief Operating Officer from 2008 until 2009. Mr. Kane served as Executive Vice President and Chief Administrative Officer of Global BPO Services Corp., from July 2007 until March 2008, and as Chief Financial Officer of Global BPO, from August 2007 until March 2008. Prior to joining Global BPO, he served as Chief Financial Officer of RSA Security Inc., from May 2006 until RSA was acquired by EMC Corporation in October 2006. From July 2003 until May 2006, he served as Chief Financial Officer of Aspen Technology, Inc. Mr. Kane currently serves on the boards of directors of Progress Software Corporation, a software company that specializes in the integration of business applications and Symbotic Inc., an automation technology company. Mr. Kane previously served on the boards of directors of RealPage, Inc., Carbonite, Inc., Demandware, Inc. and Borland Software Inc. Mr. Kane holds a B.B.A. in accounting from the University of Notre Dame and an M.B.A. in international finance from Babson College. We believe Mr. Kane is qualified to serve on our Board because of his background in finance and accounting and experience as an executive and a public company director.

Raphael “Raph” Osnoss has served on our Board since December 2017. Mr. Osnoss is a Managing Director at General Atlantic and focuses on the firm's investments in the Financial Services sector. Prior to joining General Atlantic, Mr. Osnoss was an Associate at Berkshire Partners, a private equity firm, from 2010 to 2012. Previously, he was an Analyst in the Investment Banking Division of Goldman Sachs from 2008 to 2010. He currently serves on the boards of EngageSmart, LLC, a SaaS platform for customer engagement and payments, Amount, Inc., a banking and loan origination software provider, and Avant, LLC, a financial technology company. He previously served on the board of directors of Insurity, Inc., a cloud-based solutions and data analytics company. He also serves on the board of Edible Schoolyard NYC, a food and education-focused charitable organization. Mr. Osnoss holds a B.S. in economics from the Wharton School at the University of Pennsylvania and an M.B.A. from Harvard Business School. We believe Mr. Osnoss is qualified to serve on our Board because of his knowledge of technology and the financial services industry.

Alex Shootman has served as our Chief Executive Officer and President and on our Board since November 2021. Mr. Shootman brings to Alkami more than 20 years of executive leadership experience growing and scaling enterprise software companies across multiple industries. Most recently, he served as President and Chief Executive Officer of Workfront, a cloud-based enterprise work management software company, from July 2016 until its acquisition by Adobe Inc. in December 2020, after which he continued to lead the Workfront team as Vice President and General Manager of Workfront within Adobe until July 2021. Prior to joining Workfront, from September 2013 to June 2016, he served as President, Worldwide Field Operations at Apptio, Inc., a provider of cloud-based technology business management software. He also served as President of Eloqua Corp., an enterprise SaaS company acquired by Oracle Corporation, from March 2009 to September 2013. Mr. Shootman has also held executive leadership positions at IBM Corporation, BMC Software, Vignette Corporation and TeleTech Holdings. We believe Mr. Shootman is qualified to serve on our Board because of his knowledge and executive experience, including as a result of his service as our President and Chief Executive Officer.

Brian R. Smith has served on our Board since September 2011. Mr. Smith is the founder of S3 Ventures, a venture capital firm, and has served as its Managing Director since 2005. Previously, he founded and served as Chairman and Chief Executive Officer of Crossroads Systems, Inc. Mr. Smith currently serves on the boards of Liquibase, Inc., an enterprise software provider, Saranas Inc., a medical device company, Alleviant Medical, also a medical device company, and VUV Analytics, Inc., a spectroscopy provider. Mr. Smith earned a B.S. in electrical engineering with honors from the University of Cincinnati and an M.S. in electrical engineering from Purdue University. We believe Mr. Smith is qualified to serve on our Board because of his experience as an investor and as an executive and board director.

CLASS III DIRECTORS
CONTINUING IN OFFICE UNTIL THE 2024 ANNUAL MEETING

Steven Mitchell has served on our Board since October 2014. Mr. Mitchell has served as the Chief Executive Officer of Argonaut Private Capital L.P., a private equity firm, since July 2016, prior to which he was the Managing Director of Argonaut Private Equity, LLC, since November 2004. Prior to joining Argonaut, Mr. Mitchell was a principal in both Radical Incubation and 2929 Entertainment. Mr. Mitchell serves on the boards of Aspen Aerogels, Inc., an energy technology company, and StepStone Group, Inc., an investment firm. From 1996 to 1999, Mr. Mitchell was a corporate attorney at Gibson, Dunn & Crutcher LLP. Mr. Mitchell holds a B.B.A. in marketing from Baylor University and a J.D. from University of San Diego School of Law. We believe that Mr. Mitchell is qualified to serve on our Board because of his experience as an investment manager and a board director.

Barbara Yastine has served on our Board since October 2020. Ms. Yastine served as Co-Chief Executive Officer of Lebenthal Holdings LLC (“Lebenthal”), a private asset management firm, from September 2015 to June 2016. She previously served as Chair, President and Chief Executive Officer of Ally Bank from March 2012 to June 2015 and as Chair of Ally Bank and Chief Administrative Officer of Ally Financial from May 2010 to March 2012. Prior to joining Ally Financial, she served as a Principal of Southgate Alternative Investments beginning in June 2007. She served as Chief Financial Officer for investment bank Credit Suisse First Boston from October 2002 to August 2004. From 1987 through 2002, Ms. Yastine worked at Citigroup and its predecessor companies. Ms. Yastine also serves on the board of directors of AXIS Capital Holdings Limited, an insurance holding company, Zions Bancorporation, N.A., a bank holding company and Primerica, Inc., an insurance and financial services sales company. She served on the board of directors of First Data Corporation from September 2016 to July 2019. She received a B.A. in journalism and an M.B.A. from New York University. We believe Ms. Yastine is qualified to serve on our Board because of her experience as an executive and board director in the financial services and investment industries.

CLASS I DIRECTORS
CONTINUING IN OFFICE UNTIL THE 2025 ANNUAL MEETING

Maria Alvarez has served on our Board since January 1, 2023. Ms. Alvarez currently serves as VP, AI Platform and AI Division at Microsoft Corporation, a technology company, and has served in senior roles at Microsoft since 2011, including as General Manager, Shared Engineering Services, AI & Research Group. Before joining Microsoft, Ms. Alvarez served as Chief Technology Officer and Product Head at Panda Security, a cybersecurity software company, and she previously held senior roles at Yahoo! Inc., Hewlett Packard Company, and Symantec Corporation. She currently serves as an independent board member of BB Imaging, a private company that offers diagnostic ultrasound services, and previously served on the board of directors of Workfront, Inc., a privately held SaaS software company. Ms. Alvarez brings to the Board expertise in product strategy, operational and technical excellence, international leadership, and digital transformation. Ms. Alvarez has extensive experience in software development in the security, search advertising and AI industries.

Todd Clark has served on our Board since September 2018. Mr. Clark has served as President and Chief Executive Officer of CU Cooperative Systems, Inc., a credit union solutions provider, since 2016. Prior to CU Cooperative Systems, Inc., Mr. Clark spent 22 years with First Data Corporation, a financial services company, where he last held the position of Senior Vice President/Head of STAR Network and Debit Processing. In this capacity, he was responsible for the business unit’s profit/loss and led a team of more than 600 product, strategy, communications, strategic sales, technology, operations and support personnel. He also managed the company’s Bank of America relationship as head of the financial institution group. Mr. Clark holds a B.A. in economics from the University of Texas at Austin. We believe Mr. Clark is qualified to serve on our Board because of his past leadership roles and financial services industry knowledge.

Gary Nelson has served on our Board since August 2011. Mr. Nelson has 39 years of senior and executive management experience in domestic and international business. Mr. Nelson is the Chairman at The Nelson Family Foundation and a co-founder of Alkami. Previously, he served as Alkami’s Manager from 2009 to 2011 and Chief Executive Officer from 2011 to 2013 and as Chief Executive Officer of Advanced Financial Solutions from 1995 to 2004. We believe Mr. Nelson is qualified to serve on our Board because of his management experience and knowledge of our Company as a former executive.

Involvement in Certain Legal Proceedings

Barbara Yastine, one of our directors, was the Co-Chief Executive Officer and a director of Lebenthal for approximately nine months from September 2015 to June 2016. In November 2017, approximately 17 months after Ms. Yastine left that position, Lebenthal and certain of its subsidiaries filed voluntary petitions for bankruptcy under Chapter 7 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE
Under the rules of The Nasdaq Stock Market LLC (“Nasdaq”), independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.

Our Board has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that, with the exception of Mr. Shootman, each member of our Board is an “independent director” as defined under the rules of Nasdaq. Mr. Shootman is not considered independent by virtue of his current position as our President and Chief Executive Officer. In making this determination, our Board reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related-Person Transactions.”

LEADERSHIP STRUCTURE OF THE BOARD
Our Amended and Restated Bylaws and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chairperson of the Board and Chief Executive Officer and to implement a lead director in accordance with its determination regarding which structure would be in the best interests of our Company. Currently, the roles of Chairperson of the Board and Chief Executive Officer are separated. Our Board has appointed Brian R. Smith to serve as Chairperson of the Board, which we believe provides strong independent leadership on our Board while allowing our Chief Executive Officer to focus more on his executive role.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate. Our stockholders would be notified of a combination of the Chairperson and Chief Executive Officer role promptly upon the Board’s decision to do so

COMMUNICATIONS FROM STOCKHOLDERS
Any stockholder or other interested party who wishes to communicate with our Board or any individual director may send written communications to our Board or such director c/o Corporate Secretary, Alkami Technology, Inc., 5601 Granite Parkway, Suite 120, Plano, TX 75024, or via email to legal@alkami.com. The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Corporate Secretary will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or committee of our Board, based on the subject matter.

ROLE OF BOARD IN RISK OVERSIGHT PROCESS
Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks we face. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents analysis of our short- and long-term risk exposures and the steps taken by management to mitigate or eliminate such risks, including our internal control environment.

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. While our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including reviews undertaken by our internal audit function. The Audit Committee also approves or disapproves of any related person transactions. The Nominating and Corporate Governance Committee of our Board (the “Nominating and Corporate Governance Committee”) monitors the effectiveness of our Corporate Governance Guidelines. The Compensation Committee of our Board (the “Compensation Committee”) assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Information Systems Audit Committee of our Board (the “Information Systems Audit Committee”) meets quarterly with our Chief Information Security Officer and our Chief Compliance Officer (each of whom report to our Chief Legal Officer) and monitors, among other things, our information technology and data privacy security risks and our annual technology risk assessment.

MEETINGS OF THE BOARD OF DIRECTORS
The Board met four times during 2022. Each director attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of 2022 for which he or she was a director or committee member. As required under applicable Nasdaq Listing Rules, in 2022, the Company’s independent directors met regularly in executive sessions at which only independent directors were present. The Company does not have a formal policy requiring the members of our Board to attend its annual meetings of stockholders, although directors are encouraged to attend annual meetings. All of the Board members, except for one, attended the 2022 annual meeting of stockholders.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has four standing committees: an Audit Committee, a Compensation Committee, an Information Systems Audit Committee and a Nominating and Corporate Governance Committee. Our Board has adopted charters for each of its committees, which can be found in the “Corporate Governance” section of our corporate website at https://investors.alkami.com/corporate-governance/governance-overview. The Board may also establish other committees as it deems necessary or appropriate from time to time. Members serve on these committees until their resignation or until otherwise determined by our Board.

The composition and functions of each committee are described below.

Audit Committee
The Audit Committee oversees our accounting and financial reporting process. Among other matters, the Audit Committee:
•appoints our independent registered public accounting firm;
•evaluates the independent registered public accounting firm’s qualifications, independence and performance;
•determines the engagement of the independent registered public accounting firm;
•reviews and approves the scope of the annual audit and pre-approves the audit and non-audit fees and services;
•reviews and approves all related party transactions on an ongoing basis;
•establishes procedures for the receipt, retention and treatment of any complaints received by the Company regarding accounting, internal accounting controls or auditing matters;
•discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;
•approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•discusses on a periodic basis, and as appropriate, with management, the Company’s policies and procedures with respect to risk assessment and risk management;
•reviews our financial statements and our Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in our annual and quarterly reports to be filed with the SEC;
•investigates any reports received through the ethics helpline and reports to the Board periodically with respect to any information received through the ethics helpline and any related investigations; and
•reviews the Audit Committee charter and the Audit Committee’s performance on an annual basis.

Our Audit Committee consists of Mr. Kane, Mr. Nelson and Ms. Yastine. Our Board has determined that all members are independent under the Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Exchange Act. The chair of our Audit Committee is Mr. Kane. Our Board has determined that each of Mr. Kane, Mr. Nelson and Ms. Yastine is an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. Our Board has also determined that each member of our Audit Committee can read and understand fundamental consolidated financial statements, in accordance with applicable requirements.

The Audit Committee met four times in 2022.

Report of the Audit Committee of the Board of Directors
The Audit Committee oversees our independent registered public accounting firm and assists our Board in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements.

In fulfilling its oversight responsibilities, the Audit Committee:
•reviewed and discussed our financial statements as of and for the fiscal year ended December 31, 2022 with management and Ernst & Young LLP;
•discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;
•received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence; and
•discussed the independence of Ernst & Young LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board, and our Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC. The Audit Committee also appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2023.

Submitted by the Audit Committee:

Charles Kane, Chair
Gary Nelson and
Barbara Yastine

Compensation Committee
The Compensation Committee oversees policies relating to the compensation and benefits of our officers and employees. The Compensation Committee has engaged an independent third party to assist with and provide recommendations as to the structure, amounts and forms of director and executive compensation. Although the Compensation Committee has the authority to delegate its responsibilities to a subcommittee, it has not done so. The Compensation Committee reviews and approves or recommends corporate goals and objectives relevant to compensation of our executive officers (other than our Chief Executive Officer), evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers based on such evaluations. The Compensation Committee also reviews and approves or makes recommendations to our Board regarding the issuance of stock options and other awards under our stock plans to our executive officers (other than our Chief Executive Officer). Although the Compensation Committee has the authority to delegate certain of these responsibilities to one or more officers of the Company, it has not done so. The Compensation Committee reviews the performance of our Chief Executive Officer and makes recommendations to our Board with respect to his compensation, and our Board retains the authority to make compensation decisions relative to our Chief Executive Officer. The Compensation Committee will review and evaluate, on an annual basis, the Compensation Committee charter and the Compensation Committee’s performance. Our Compensation Committee consists of Mr. Nelson, Mr. Osnoss and Mr. Smith. Our Board has determined that all members are independent under the Nasdaq Listing Rules. The chair of our Compensation Committee is Mr. Osnoss.
The Compensation Committee met four times in 2022. Our Chief Executive Officer does not participate in the determination of his own compensation or the compensation of directors. However, our Chief Executive Officer makes recommendations to the Compensation Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he participates in the Compensation Committee’s deliberations about their compensation. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors.

Compensation Committee Interlocks and Insider Participation
During 2022, Mr. Nelson, Mr. Osnoss, and Mr. Smith served on the Compensation Committee. None of the members of the Compensation Committee who served during all or a portion of 2022 is currently, or has been at any time, one of our officers or employees or had any relationship that is required to be disclosed as a transaction with a related person, other than Gary Nelson, who served as Alkami’s Manager from 2009 to 2011 and Chief Executive Officer from 2011 to 2013. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or on our Compensation Committee.

Information Systems Audit Committee
The Information Systems Audit Committee oversees information technology and data privacy security risks, reviews our cyber resilience program, reviews our business continuity planning and practices and disaster preparedness, advises the Board on operations-related compliance practices and associated compliance monitoring and testing programs, meets quarterly with management and our Chief Information Security Officer and our Chief Compliance Officer to assess the operations-related compliance policies and procedures, conducts investigations into operations-related compliance matters as necessary and oversees our responses to and compliance with operations-related regulatory requirements, requests and orders. The Information Systems Audit Committee will review and evaluate, on an annual basis, the Information Systems Audit Committee charter and the Information Systems Audit Committee’s performance. Our Information Systems Audit Committee consists of Ms. Alvarez, Mr. Clark and Mr. Nelson. The chair of our Information Systems Audit Committee is Mr. Clark.

The Information Systems Audit Committee met four times in 2022.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board and its committees. The Nominating and Corporate Governance Committee has historically engaged a third party to assist in identifying potential Board candidates. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies and making recommendations to our Board concerning governance matters. The Nominating and Corporate Governance Committee will review and evaluate, on an annual basis, the Nominating and Corporate Governance Committee charter and the Nominating and Corporate Governance Committee’s performance. Our Nominating and Corporate Governance Committee consists of Mr. Mitchell, Mr. Osnoss and Mr. Smith. Our Board has determined that all members are independent under the Nasdaq Listing Rules. The chair of our Nominating and Corporate Governance Committee is Mr. Smith.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and Corporate Governance Committee, c/o Doug Linebarger, Corporate Secretary, Alkami Technology, Inc., 5601 Granite Pkwy #120, Plano, TX 75024. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

The Nominating and Corporate Governance Committee met four times in 2022.

Board Composition and Diversity
Our Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. The Nominating and Corporate Governance Committee, in recommending director candidates for election to the Board, and the Board, in nominating director candidates, will consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. In evaluating director candidates, the Nominating and Corporate Governance Committee and the Board may also consider the following criteria as well as any other factor that they deem to be relevant:

•The candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•The candidate’s experience as a board member of other companies, including service of the board of directors of another publicly held company;
•The candidate’s professional and academic experience relevant to the Company’s industry;
•The strength of the candidate’s leadership skills;
•The candidate’s experience in finance and accounting and/or executive compensation practices;
•Whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable; and
•The diversity of viewpoints, background, experience and other characteristics, such as geographic background, nationality, culture, gender, sexual orientation, ethnicity, race and age, that a candidate would bring (including in light of applicable diversity requirements regarding gender, underrepresented communities or otherwise).

Our Board will evaluate each individual in the context of the Board as a whole, with the objective of ensuring that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of our business and structure.

Board Diversity Matrix

The table below provides certain information with respect to the composition of our Board. Each of the categories listed in the table has the meaning ascribed to it in NASDAQ Listing Rule 5605(f).

Board Diversity Matrix (as of February 28, 2023)
Total number of directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6	—	1
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American Indian	—	1	—	—
Asian	—	—	—	—
Hispanic or Latinx	1	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	1

CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted a written code of business conduct and ethics (the “Code”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions, and agents and representatives. The full text of our Code is posted on our website at https://investors.alkami.com/corporate-governance/governance-overview. Any waiver of our Code for our directors or executive officers may be made only by the Board. Waivers of our Code for other employees or consultants may be made only by the Company’s Chief Legal Officer and will be reported to the Company’s Audit Committee. We will disclose any future amendments to certain provisions of our Code, or waivers of such provisions applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and agents and representatives, on our website identified above.

ANTI-HEDGING POLICY
Our Board has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees and any entities they control from purchasing financial instruments such as zero-cost collars and forward sale contracts, or otherwise engaging in transactions that hedge, or are designed to hedge, any decrease in the market value of the Company’s equity securities, or that may cause an officer, director or employee to no longer have the same objectives as the Company’s other stockholders.
PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 and has further directed that management submit the appointment of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young has served as the Company’s auditor since 2017. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Although not required by law or our governing documents, the Audit Committee is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP or another firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year, if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the majority of votes cast (excluding abstentions and broker non-votes) is required to ratify the appointment of Ernst & Young LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2022 and 2021, by Ernst & Young LLP, the Company’s independent registered public accounting firm.

	Fiscal Year Ended December 31,
	2022	2021
Audit Fees(1)	$1,803,715	$1,377,000
Audit-Related Fees	—	—
Tax Fees(2)	21,032	151,000
All Other Fees(3)	7,200	1,000
Total Fees	$1,831,947	$1,529,000
(1)Audit Fees consisted of fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; the review of registration statements on Form S-1, comfort letters, and consents, and assistance with and review of other documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the PCAOB.
(2)Tax fees comprised fees for a variety of permissible services relating to tax compliance and tax advice.
(3)All other fees were paid for transaction-related advisory services and an online technical accounting research tool.

All fees described above were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures set forth below.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the registered public accounting firm’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Common Stock as of February 28, 2023 by:

(i) each of our directors and named executive officers;
(ii)all executive officers and directors of the Company as a group; and
(iii)all those known by the Company to be beneficial owners of more than five percent of our Common Stock.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of February 28, 2023. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown that they beneficially own, subject to community property laws where applicable. Common Stock subject to options currently exercisable or exercisable within 60 days of February 28, 2023 is deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

Our calculation of the percentage of beneficial ownership is based on 92,304,479 shares of our Common Stock outstanding at February 28, 2023. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Alkami Technology, Inc., 5601 Granite Parkway, Suite 120, Plano, TX 75024.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares		Percentage
Greater than 5% Stockholders:
ARG Private Equity II, LLC	12,608,061	(1)	13.7%
S3 Ventures Fund III, L.P.	18,532,824	(2)	20.1%
General Atlantic	18,729,806	(3)	20.3%
Named Executive Officers and Directors:
Alex Shootman	200,794	(4)	0.2%
Stephen Bohanon	908,768	(5)	1.0%
W. Bryan Hill	1,079,046	(6)	1.2%
Brian R. Smith	19,360,896	(2) (7)	21.0%
Todd Clark	3,533	(8)	—%
Charles Kane	40,133	(9)	—%
Steven Mitchell	12,647,157	(1) (10)	13.7%
Gary Nelson	366,336	(11)	0.4%
Raphael Osnoss	—		—%
Barbara Yastine	38,800	(12)	—%
Maria Alvarez	—		—%
All directors and executive officers as a group (12 persons)	35,038,349		38.0%
•Represents less than one percent.

(1)Based solely on the Schedule 13G filed by ARG Private Equity II, LLC ("ARG") and George B. Kaiser on January 19, 2023, ARG and George B. Kaiser may be deemed to have sole voting and dispositive power over 12,608,061 shares of Common Stock. Mr. Kaiser is the sole Class A member of ARG and by virtue of such position is deemed to have beneficial ownership of the Common Stock held by ARG. The business address for each of ARG and Mr. Kaiser is 6733 South Yale Avenue, Tulsa, Oklahoma, 74136.
(2)Based solely on the Schedule 13G filed by S3 Ventures Fund III, L.P. ("S3 Fund III") and Brian R. Smith on February 14, 2023, S3 Fund III and Brian R. Smith may be deemed to have shared voting and shared dispositive power over 18,532,824 shares of Common Stock. Mr. Smith is the managing director of S3 Ventures III, L.L.C., which is the General Partner of S3 Ventures GPLP III, L.P., which is the general partner of S3 Fund III. Mr. Smith also has sole voting and dispositive power over an additional 842,251 shares of Common Stock. The address of the principal business office of each of S3 Fund III and Mr. Smith is 6300 Bridge Point Pkwy, Building 1, Suite 405, Austin, TX, 78730.
(3)Based solely on the Schedule 13G filed by General Atlantic, L.P. ("GA L.P.") and its affiliates on February 11, 2022, GA L.P. may be deemed to have shared voting and shared dispositive power over 18,729,806 shares of Common Stock. The address of GA L.P. is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY, 10055.
(4)Reflects 200,794 shares of Common Stock held as of February 28, 2023.
(5)Reflects 720,354 shares of Common Stock held as of February 28, 2023, which includes 339,116 shares held of record by Botech Trust, of which the reporting person is trustee, 339,116 shares held of record by KBCouture Trust, of which the Reporting Persons’s spouse is trustee, and 40,441 shares held of record by Bohanon Consulting, of which the Reporting Person is an officer and director, and 186,487 shares issuable pursuant to stock options that are currently exercisable and 1,927 shares issuable pursuant to stock options that are exercisable within 60 days.
(6)Reflects 68,678 shares of Common Stock held as of February 28, 2023, 1,008,800 shares issuable pursuant to stock options that are currently exercisable and 1,568 shares issuable pursuant to stock options that are exercisable within 60 days.
(7)Reflects 821,793 shares of preferred stock converted into Common Stock prior to Alkami's initial public offering (“IPO”), 6,279 shares issuable pursuant to deferred stock units that are vested or potentially issuable and 18,532,824 shares with S3 Ventures Fund III, L.P.
(8)Reflects 3,533 shares issuable pursuant to deferred stock units that are vested or potentially issuable.
(9)Reflects 1,333 shares issuable pursuant to deferred stock units that are vested or potentially issuable and 38,800 shares issuable pursuant to stock options that are currently exercisable.
(10)Reflects 35,759 shares of preferred stock converted into Common Stock prior to Alkami's IPO and 3,337 shares issuable pursuant to deferred stock units that are vested or potentially issuable.
(11)Reflects 366,336 shares of Common Stock held as of February 28, 2023.
(12)Reflects 38,800 shares of Common Stock held as of February 28, 2023.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of February 28, 2023. Biographical information for each executive officer is provided below the table, other than for Mr. Shootman, whose biographical information is provided above under “Nominees for Election to Class II.”

Name	Age	Position(s)
Alex Shootman	57	Chief Executive Officer and Director
W. Bryan Hill	56	Chief Financial Officer
Stephen Bohanon	47	Chief Strategy and Product Officer
Doug Linebarger	52	Chief Legal Officer

W. Bryan Hill has served as our Chief Financial Officer and Treasurer since April 2019. Prior to joining Alkami, from 2007 to 2019, Mr. Hill served in several accounting and finance roles at RealPage, Inc., a property management software company, with the most recent being Executive Vice President, Chief Financial Officer and Treasurer from May 2014 to February 2019. Mr. Hill previously served as Senior Vice President and Chief Accounting Officer of formerly publicly traded DynCorp International, Inc. (acquired by Cerberus Capital Management in 2010), a provider of outsourced services to civilian and military government agencies, from 2005 to 2007. From 2000 to 2005, Mr. Hill held the position of Vice President and Chief Accounting Officer and various other financial management positions at SourceCorp, Incorporated, a document and information outsourcing solution provider. Mr. Hill received his B.B.A. from Texas Christian University and has been a Certified Public Accountant in the state of Texas since 1996.

Stephen Bohanon co-founded Alkami Technology, Inc. in 2009 and currently serves as our Chief Strategy and Product Officer, where he oversees Alkami’s product direction, strategy and sales efforts. Prior to founding Alkami, Mr. Bohanon served in sales executive and executive management roles at a variety of companies in the fintech industry, including CCG Catalyst Consulting Group, a management consulting firm, ACI Worldwide Inc., a payment systems company, Custom Credit Systems, L.P., a provider of commercial loan automation and workflow software for FIs that now operates as Finastra, and Advanced Financial Solutions, Inc., an information services technology company that now operates as Fidelity National Information Services.

Douglas A. Linebarger has served as our Chief Legal Officer and Secretary since March 2018 and previously served as our Vice President, General Counsel and Secretary from April 2015 to March 2018. Prior to joining Alkami, from 2013 until 2015, Mr. Linebarger served as General Counsel and Secretary at One Network Enterprises, a global supply chain software company. From January 2007 until its acquisition by Dell Technologies Inc. in January 2013, Mr. Linebarger served as General Counsel and Secretary of Credant Technologies, a leading provider of data protection software solutions. Earlier in his career, Mr. Linebarger was an associate in the Corporate and Securities Section of the law firm Jenkens & Gilchrist, P.C. Mr. Linebarger holds a B.B.A. in Business from Baylor University and a J.D. from Baylor University School of Law.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities of the Company.

Based solely on our review of such reports submitted on EDGAR and written representations from the Company’s directors and officers, the Company believes that, for the fiscal year ended December 31, 2022, the Section 16(a) filing requirements were complied with by all persons subject to Section 16(a) of the Exchange Act, with the exception of a late Form 4 for Alex Shootman due to an administrative error (filed on May 24, 2022) related to purchases of Common Stock that occurred on May 19, 2022 and May 20, 2022.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2022 Summary Compensation Table” below.

As an emerging growth company, we comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. These three officers are referred to as our named executive officers. For 2022, our named executive officers were:
•Alex Shootman, our President and Chief Executive Officer;
•W. Bryan Hill, our Chief Financial Officer; and
•Stephen Bohanon, our Chief Strategy and Product Officer.

2022 Summary Compensation Table
The following table sets forth information regarding compensation awarded to or earned by the executive officers listed below during the year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)(3)	All Other Compensation(4)	Total ($)
Alex Shootman Chief Executive Officer	2022	450,000	—	—	—	540,774	7,525	998,299
	2021	68,365	—	28,060,000	—	75,000	1,246	28,204,611
W. Bryan Hill Chief Financial Officer	2022	432,250	215,000	2,892,012	—	313,433	8,591	3,861,286
	2021	418,667	—	600,000	994,111	400,341	10,461	2,423,580
Stephen Bohanon Chief Strategy and Product Officer	2022	432,250	—	6,231,540	—	622,404	7,028	7,293,222
	2021	418,667	—	750,000	992,971	504,577	9,007	2,675,222
(1)Constitutes discretionary bonus paid to Mr. Hill in early 2023 based on 2022 performance.
(2)Amounts shown do not reflect compensation actually received. Instead the amounts shown are the aggregate grant date fair value of equity awards, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumption used in the calculation of these amounts are included in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.
(3)Amounts represent bonuses earned under our annual bonus plan for 2022 based on the achievement of certain performance goals. This also includes $100,017 in sales commissions for Mr. Bohanon that became payable upon achieving certain sales goals.
(4)$5,125, $6,033, and $4,628 of the amount reported constitutes matching contributions made under our 401(k) Plan to Messrs. Shootman, Hill, and Bohanon, respectively. $2,400 of the amount reported relates to cell phone stipends. $158 of the amount reported for Mr. Hill relates to an employee recognition award provided to him.

Outstanding Equity Awards at December 31, 2022
The following table provides information regarding outstanding equity awards held by our named executive officers at December 31, 2022.

			Options Awards				Stock Awards
			Number of	Number of			Number of		Market Value
			Securities	Securities			Shares or		of Shares
			Underlying	Underlying			Units of		or Units of
			Unexercised	Unexercised	Option	Option	Stock that		Stock that
	Grant		Options (#)	Options (#)	Exercise	Expiration	have not		have not
Name	Date		Exercisable	Unexercisable	Price($)	Date	vested (#)		Vested ($)(1)
Alex Shootman	11/29/2021		—	—	—	—	750,000	(2)	10,942,500

W. Bryan Hill	4/1/2019	(3)	950,000	—	2.34	3/3/2029	—		—
	2/5/2021	(4)	53,900	63,700	15.46	2/4/2031	—		—
	4/14/2021	(5)	—	—	—	—	13,333		194,528
	2/16/2022	(6)	—	—	—	—	146,496		2,137,377

Stephen Bohanon	11/2/2017	(7)	33,333	—	0.92	11/1/2027	—
	12/11/2018	(8)	—	40,000	2.34	12/10/2028	—
	2/20/2020	(9)	65,673	—	3.32	2/19/2030	—
	3/13/2020	(10)	26,598	12,500	3.32	3/12/2030	—
	2/5/2021	(4)	53,900	63,700	15.46	2/4/2031	—
	4/14/2021	(5)	—	—	—	—	16,667		243,172
	2/16/2022	(6)	—	—	—	—	315,657		4,605,436
(1)Amounts calculated using $14.59 per share, the closing trading price of our common stock on December 30, 2022, the last trading day of the year.
(2)Remaining restricted stock units vest in substantially equal quarterly installments through December 8, 2025, subject to continued service through the applicable vesting date.
(3)20% of the shares originally subject to the option vest on the first anniversary of the grant date, 1/36th of 60% of the shares originally subject to the option vest monthly thereafter, and the remaining 20% of shares originally subject to the option vest on the fifth anniversary of the grant date, subject in each case to continued service through the applicable vesting date. This option may be exercised prior to the vesting with any shares purchased subject to a right of repurchase at the original exercise price that lapses in accordance with the option's vesting schedule.
(4)1/48th of the shares originally subject to the option vest monthly measured from March 5, 2021, subject to continued service through the applicable vesting date.
(5)1/3rd of these restricted stock units vest on each anniversary of May 15, 2021, subject to continued service through the applicable vesting date.
(6)Remaining restricted stock units vest in substantially equal quarterly installments through March 1, 2026, subject to continued service through the applicable vesting date.
(7)This option is fully vested.
(8)The option vests on September 26, 2023, subject to continued service through the applicable vesting date.
(9)18,308 of the shares subject to the option are unvested as of December 31, 2022 and will vest in substantially equal monthly installments through January 1, 2024, subject to continued service through the applicable vesting date. This option may be exercised prior to vesting with any shares purchased subject to a right of repurchase at the original exercise price that lapses in accordance with the option's vesting schedule.
(10)The unexecisable shares subject to the option vest in substantially equal monthly installments through December 31, 2024, subject to continued service through the applicable vesting date.

2022 Base Salaries
Our named executive officers each receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. For 2022, our named executive officers’ annual base salaries were as follows: Mr. Shootman: $450,000; Mr. Hill: $434,700; and Mr. Bohanon: $434,700.

2022 Annual Performance Based Cash Bonus
We maintain an annual performance-based cash bonus program in which each of our named executive officers participated in for 2022. Each named executive officer’s target bonus is expressed as a percentage of his base salary, and bonus payments are determined based on achievement of certain performance goals approved by our Board, subject to the recipient’s service through time of payment. The 2022 annual bonuses were targeted at 100% of Mr. Shootman’s and Mr. Bohanon’s annual base salaries and 60% of Mr. Hill’s base salary.

In February 2023, our Board reviewed actual corporate performance against pre-established goals relating to revenue and profitability financial metrics. Based on this review, our Board approved the 2022 annual bonuses at approximately 120% of target based on achievement of the performance goals.

In 2022, Mr. Bohanon also earned $100,017 in sales commissions based on the achievement of certain pre-established sales goals.

Also in February 2023, our Board awarded Mr. Hill a one-time discretionary bonus in the amount of $215,000 to reward him for extraordinary performance in 2022 that was not otherwise captured in our performance bonus program.

The actual amounts paid as performance bonuses and sales commissions are reported above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” Mr. Hill’s discretionary bonus is reported above in the Summary Compensation Table in the column titled “Bonus.”
2022 Equity Compensation
Our primary equity compensation plan is the 2021 Incentive Award Plan, which our stockholders approved in April, 2021. We have granted stock options and restricted stock units to our employees, including our named executive officers, in order to attract and retain them, as well as to align their interests with the interests of our stockholders. In order to provide a long-term incentive, these stock options and restricted stock units generally vest over four or five years subject to continued service to our company.

In February 2022, we granted Messrs. Hill and Bohanon 180,300 and 388,500 restricted stock units, respectively, that vest as to 1/16th of the original number of restricted stock units underlying each award quarterly over four years, subject to continued service through the applicable vesting dates.

Other Elements of Compensation
We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. We currently match 25% of a participant’s annual eligible contribution to the 401(k) plan, up to 8% of their annual eligible earnings or up to the Internal Revenue Service limit, whichever is lower. The Company contributions have historically vested as to 20% of the contribution annually, becoming fully vested after five years of service. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans. These health and welfare plans include medical, dental and vision benefits; short-term and long-term disability insurance; and supplemental life and accidental death and dismemberment (AD&D) insurance.

Executive Compensation Arrangements

Employment Agreements
We have entered into employment agreements with each of our named executive officers that set forth the terms and conditions of employment of each named executive officer, including an initial base salary, target bonus opportunity, and equity grants and employee benefits eligibility.

Each employment agreement provides that if the executive’s employment is terminated by the Company without “cause” or the executive resigns for “good reason” (each as defined in the agreement) more than three months before a change in control or more than two years after a change in control, the executive will be eligible to receive: (i) cash severance in an amount equal to 100% of the executive’s base salary, payable over a period of 12 months; and (ii) up to 12 months (for Mr. Shootman) or up to 9 months (for Messrs. Hill and Bohanon) of Company-paid healthcare continuation coverage.

If the executive’s employment is terminated by the Company without “cause” or the executive resigns for “good reason” during the period beginning three months before and ending two years after a change in control, the executive will be eligible to receive: (i) cash severance in an amount equal to the sum of 150% (for Mr. Shootman) or 100% (for Messrs. Hill and Bohanon) of the executive’s base salary, 100% of the executive’s target annual bonus, and a prorated target annual bonus, payable over a period of 12 months; (ii) up to 18 months (for Mr. Shootman) or up to 12 months (for Messrs. Hill and Bohanon) of Company-paid healthcare continuation coverage; and (iii) full vesting acceleration of the executive’s outstanding equity awards.

The foregoing severance benefits are subject to the executive signing a general release of claims against the Company and its affiliates in a form acceptable to the Company.

Additionally, if the Company undergoes a change of control transaction and the executive’s equity awards are not assumed, continued or substituted in the transaction, the vesting of the equity awards will fully accelerate.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2022:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining for Issuance under Equity Compensation Plans (excluding securities reflected in column)(a))
Equity compensation plans approved by security holders(1)	13,369,581	$7.61 (2)	12,476,154 (3)
Equity compensation plans not approved by security holders	—	—	—
Total	13,369,581	$7.61	12,476,154
(1)Consists of the 2011 Equity Incentive Plan (the “2011 Plan”), the 2021 Incentive Award Plan (the “2021 Plan”) and the Employee Stock Purchase Plan (the “ESPP”).
(2)Excludes restricted stock units which have no exercise price.
(3)Includes 10,216,583 shares of Common Stock available for issuance under the 2021 Plan and 2,259,571 shares of Common Stock available for issuance under the ESPP as of December 31, 2022. In connection with the effectiveness of the 2021 Plan in April 2021, no further grants are made under the 2011 Plan.

The number of shares of Common Stock reserved for issuance pursuant to equity awards under the 2021 Plan will automatically increase on the first day of each fiscal year through 2031, equal to the lesser of (A) 5% of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding year and (B) such smaller number of shares of stock as determined by our Board; provided, however, that no more than 75,000,000 shares of stock may be issued upon the exercise of incentive stock options.

The number of shares of Common Stock reserved for issuance under the ESPP will increase on the first day of each fiscal year through 2031, equal to the lesser of (A) 1% of the shares of Common Stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such number of shares of Common Stock as determined by our Board; provided, however, no more than 14,752,500 shares of our Common Stock may be issued under the ESPP. The shares reserved for issuance under the ESPP may be authorized but unissued shares or reacquired shares.

Limitation on Liability and Indemnification Matters
Our amended and restated certificate of incorporation and our amended and restated bylaws limit our directors’ liability, and provide that we may indemnify our directors and officers to the fullest extent permitted under Delaware General Corporation Law, or the DGCL. Specifically, our directors and officers will not be liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director or officer, except for liability:
•for any breach of the director’s or officer’s duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•under Section 174 of the DGCL; or
•for any transaction from which a director or officer derives an improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The provision regarding indemnification of our directors, officers and certain other employees in our amended and restated certificate of incorporation will generally not limit liability under state or federal securities laws.

Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws will provide that we will, in certain situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with our company against judgments, penalties, fines, settlements and reasonable expenses, including reasonable attorney’s fees. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. In addition, we are party to certain indemnification agreements pursuant to which we have agreed to indemnify the employees who are party thereto.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage our stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors, officers and certain other employees, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against our directors, officers and certain other employees pursuant to these indemnification provisions.

DIRECTOR COMPENSATION
The following table shows for the fiscal year ended December 31, 2022 certain information with respect to the compensation of all non-employee directors of the Company. Mr. Michael Hansen received no additional compensation for his service as a director prior to his resignation from our board of directors effective as of December 31, 2022.

Name		Fees Earned or Paid In Cash ($) (1)	Stock Awards ($)(2)	All Other Compensation ($)		Total ($)
Todd Clark		36,000	153,084			189,084
Charles Kane		50,000	148,596	—		198,596
Steve Mitchell		34,000	152,836	—		186,836
Gary Nelson		42,000	153,819	—		195,819
Raphael Osnoss		46,000	148,596	—		194,596
Merline Saintil	(3)	36,000	148,596	2,775	(4)	187,371
Brian Smith		64,000	156,556	—		220,556
Barbara Yastine		40,000	148,596	3,290	(4)	191,886
Eugene Lockhart	(5)	—	—	—		—
(1)Messrs. Clark, Mitchell, Nelson and Smith elected to be paid their cash retainers in fully vested restricted stock units, and amounts reported for them constitute the grant date fair value of the fully vested restricted stock units granted to them up to the amount of the cash fees to which they were entitled, as calculated in accordance with FASB ASC Topic 718. The grant date fair value of fully vested restricted stock units granted in excess of the cash fees that would have been paid in the amounts of $4,488, $4,240, $5,223 and $7,960 are included for Messrs. Clark, Mitchell, Nelson and Smith, respectively, in amounts reported under the Stock Awards column.
(2)Represents the annual award of restricted stock units per the Non-Employee Director Compensation Program. The awards will generally vest in full on the anniversary of the grant date. Amounts reported represents the aggregate grant date fair value of restricted stock units granted to our non-employee directors computed in accordance with FASB ASC Topic 718. Assumption used in the calculation of these amounts are included in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. As of December 31, 2022, our non-employee directors had equity awards outstanding with respect to the following number of shares:

Name	Shares Underlying Option Awards Exercisable	Unvested Restricted Stock Units
Todd Clark	—	14,179
Charles Kane	38,800	14,179
Eugene Lockhart(5)	—	—
Steve Mitchell	—	14,179
Gary Nelson	—	14,179
Raphael Osnoss	—	14,179
Merline Saintil(3)	38,800	—
Brian Smith	—	14,179
Barbara Yastine	—	14,179
(3)Ms. Saintil resigned from our board of directors effective as of December 31, 2022. Ms. Saintil’s restricted stock unit award granted in 2022 was forfeited upon her resignation from the board.
(4)Represents reimbursement of travel expenses incurred in connection with attending quarterly meetings.
(5)Mr. Lockhart resigned from our board of directors effective as of December 31, 2022.

Additionally, we provide reimbursement to our non-employee directors for their reasonable expenses incurred in attending meetings of our Board and its committees.

We have approved a compensation program for our non-employee directors (“Director Compensation Program”). Under the Director Compensation Program, our non-employee directors will receive cash compensation as follows:
•Each non-employee director receives an annual cash retainer of $30,000 per year.
•Any non-executive chairperson will receive an additional annual cash retainer of $50,000 per year.
•The members of the following committees will receive additional annual cash retainers in the amounts set forth below, depending on whether the member serves as chairperson of the committee:

Committee	Chair	Non-Chair
Audit Committee Member	$20,000	$10,000
Compensation Committee Member	$12,000	$6,000
Information Systems Audit Committee Member	$12,000	$6,000
Nominating and Corporate Governance Committee Member	$8,000	$4,000

•All annual cash retainers are paid quarterly in arrears promptly following the end of the applicable quarter.
•Each non-employee director may elect to receive all or part of his or her annual cash retainer in the form of restricted stock units under our 2021 Plan. Elections to convert all or part of the annual cash retainer into restricted stock units must generally be made on or before December 31 of the year before the year in which the annual cash retainer is scheduled to be paid, or such earlier deadline as established by our Board or Compensation Committee (the “Annual Election Deadline”). Each individual who first becomes a non-employee director is permitted to elect to convert the annual cash retainer payments scheduled to be paid in the same calendar year into restricted stock units, provided that the election is made before the date the individual becomes a non-employee director (the “Initial Election Deadline”). Restricted stock units granted in lieu of all or a portion of the annual cash retainer are fully vested on the date of grant, and the number of restricted stock units is calculated by dividing (a) the amount of the annual retainer that would have otherwise been paid by (b) the average per share closing trading price of our Common Stock over the most recent 30 trading days as of the grant date.
•If permitted by our Board or the Compensation Committee, non-employee directors may elect to defer all or part of the settlement of their restricted stock units (whether issuable in lieu of all or a portion of the annual cash retainer or issuable under their Initial Grant or Annual Grant, described below). Any such deferral election is subject to the rules, conditions and procedures as determined by our Board or the Compensation Committee in its sole discretion, which are intended to comply with the requirements of Section 409A of the Internal Revenue Code. The timing of the settlement of any deferred restricted stock units is made in accordance with the terms of the applicable deferral election. As of December 31, 2022, Messrs. Clark, Kane, Mitchell and Smith deferred settlement of 3,533, 1,333, 3,337 and 6,279 vested RSUs, respectively, under the Director Compensation Program.
•Upon a non-employee director’s initial appointment or election to our Board following this offering, the director will automatically be granted an award of a number of restricted stock units calculated by dividing (a) $340,000 by (b) the average per share closing trading price of our Common Stock over the most recent 30 trading days as of the grant date (the “Initial Grant”). The Initial Grant will vest as to one-third of the underlying shares on each anniversary of the grant date, subject to continued service through each applicable vesting date.
•Each non-employee director who has served for at least four months as of the date of each annual meeting of stockholders and will continue to serve thereafter will automatically be granted on the date of the annual meeting of stockholders an award of a number of restricted stock units calculated by dividing (a) $170,000 by (b) the average per share closing trading price of our common stock over the most recent 30 trading days as of the grant date (the “Annual Grant”). Each Annual Grant will vest on the earlier of (i) the first anniversary of the grant date, and (ii) immediately before our annual meeting of stockholders following the grant date, subject to continued service through the applicable vesting date.
•In the event of a change in control (as defined in the 2021 Plan), each Initial Grant and Annual Grant, along with any other equity-based awards held by any non-employee director, will vest and, if applicable, become exercisable immediately before such change in control.

TRANSACTIONS WITH RELATED PERSONS

POLICY AND PROCEDURES FOR RELATED PARTY TRANSACTIONS
Our Board has adopted a written related person transaction policy, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions as set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including without limitation purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

Family Relationship
A sales executive is the brother-in-law of Stephen Bohanon, our Co-Founder and Chief Strategy and Product Officer. The sales executive’s total compensation for 2022 was approximately $249,794, calculated in the same manner as the Summary Compensation Table for 2022. This compensation includes a base salary in 2022 as an employee of the Company of $128,583 with the remaining balance comprised of (i) commission bonuses (ii) various benefits and (iii) RSU vesting.

Transactions with CU Cooperative Systems
For the year ended December 31, 2022, CU Cooperative Systems, Inc. (“CU Cooperative”), a vendor, was paid fees of $4.4 million relating to services resold to the Company’s clients. As of December 31, 2022 the Company had $0.3 million due to CU Cooperative included in accounts payable. Mr. Todd Clark, who has served as President and Chief Executive Officer of CU Cooperative since 2016, is a member of the Board.

HOUSEHOLDING

The SEC’s rules permit us to deliver a single annual report, proxy statement, or Notice of Internet Availability, as applicable, to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered single copies of the annual report and proxy statement to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the annual report and proxy statement to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Doug Linebarger, Corporate Secretary, Alkami Technology, Inc, 5601 Granite Pkwy #120, Plano, TX 75024 or by phone at (877) 725-5264.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Doug Linebarger, Corporate Secretary, Alkami Technology, Inc, 5601 Granite Pkwy #120, Plano, TX 75024 or by phone at (877) 725-5264.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Alex Shootman
Chief Executive Officer
March 29, 2023

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 is available on our website under the “Investors” heading. Additionally, we will provide a copy of our Annual Report on Form 10-K without charge upon written request to: Doug Linebarger, Alkami Technology, Inc., 5601 Granite Pkwy #120, Plano, TX 75024

ALKAMI TECHNOLOGY, INC.
5601 Granite Parkway, Suite 120
Plano, TX 75024

VOTE BY INTERNET
Before The Meeting - Go to www.proxypush.com/ALKT

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 9:00 a.m., Central Time on May 17, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - You must register in advance, at www.proxydocs.com/ALKT.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-866-291-7285
Use any touch-tone telephone to transmit your voting instructions. Vote by 9:00 a.m., Central Time on May 17, 2023. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to
PO BOX 8016
Cary, NC 27512

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:        D51827-P56076    KEEP THIS PORTION FOR YOUR RECORDS
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Alkami Technology, Inc.

Annual Meeting of Stockholders

Please make your marks like this: X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1 AND 2

PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1. To elect the four nominees for director named herein to serve as Class II directors to hold office until the 2026 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.	FOR	WITHHOLD		
1.01 Charles "Chuck" Kane	☐	☐		FOR
1.02 Raphael "Raph" Osnoss	☐	☐		FOR
1.03 Alex Shootman	☐	☐		FOR
1.04 Brian R. Smith	☐	☐		FOR
	FOR	AGAINST	ABSTAIN	
2. To ratify the appointment by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31,2023.	☐	☐	☐	FOR

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.    DETACH AND RETURN THIS PORTION ONLY